Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of NeurogesX, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, and debt securities and to the incorporation by reference therein of our reports dated March 19, 2010, with respect to the consolidated financial statements of NeurogesX, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Palo Alto, California
August 11, 2010